Exhibit 1.1

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

Announcement

Poll Results at Annual General Meeting

China Unicom Limited (the “Company”) is pleased to announce the poll results in respect of the resolutions proposed at the Annual General Meeting of the Company held on 12 May 2003 at 10:30 a.m. as follows:

No. of Votes (%)
		For	Against	Abstain
1.	To receive and consider the financial statements and the Reports of the Directors and of the Auditors for the year ended 31 December 2002.	10,569,086,872 (99.9996%)	47,390 (0.0004%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
2.	To declare a final dividend of HK$0.09425 per share for the year ended 31 December 2002.	10,569,272,008 (99.9906%)	20,880 (0.0002%)	969,374 (0.0092%)
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(i)	To elect Mr. SHAN Weijian as a Director;	10,531,047,832 (99.987%)	1,362,430 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(ii)	To re-elect Mr. SHI Cuiming as a Director;	10,531,028,962 (99.987%)	1,381,300 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(iii)	To re-elect Mr. GE Lei as a Director;	10,531,021,962 (99.987%)	1,388,300 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(iv)	To re-elect Mr. Craig O. McCaw as a Director;	10,531,013,812 (99.987%)	1,396,450 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(v)	To re-elect Mr. LO Wing Yan, William as a Director;	10,531,031,962 (99.987%)	1,378,300 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(vi)	To re-elect Mr. YE Fengping as a Director;	10,531,030,462 (99.987%)	1,379,800 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
3(vii)	To authorise the directors to fix the directors’ fees.	10,530,997,072 (99.987%)	1,413,190 (0.013%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
4.	To re-appoint PriceWaterhouseCoopers as Auditors of the Company and to authorise the Directors to fix their remuneration for the year ending 31 December 2003.	10,570,194,312 (99.999%)	67,950 (0.001%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
5.	To grant a general mandate to the Directors to repurchase the Company’s own shares not exceeding 10% of the aggregate nominal amount of the existing issued share capital.	10,570,048,142 (99.999%)	58,120 (0.001%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
6.	To grant a general mandate to the Directors to issue, allot and deal with additional shares in the Company not exceeding 20% of the existing issued share capital.	10,102,726,828 (94.717%)	563,524,732 (5.283%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.
7.	To extend the general mandate under item 6 granted to the Directors to issue, allot and deal with shares by the number of shares repurchased.	10,549,401,206 (99.832%)	17,805,078 (0.168%)	—
As more than 50% of the votes were cast in favour of the resolution, the resolution was carried.

For and on behalf of China Unicom Limited NGAI Wai Fung Company Secretary

Hong Kong, 12 May 2003